Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement, dated this 20th day of July, 2015 (this “Escrow Agreement”), is entered into by and among Drone AFS Corp., a Nevada corporation (the “Buyer”), Drone Aviation Holding Corp., a Nevada corporation (“Parent”), and Adaptive Flight, Inc., a Georgia corporation, and the contributors of Adaptive Flight, Inc. identified on the signature page hereto (collectively, the “Sellers”). (Buyer, Parent and Sellers are collectively referred to herein as the “Parties,” and individually, a “Party”), and Sichenzia Ross Friedman Ference LLP, as escrow agent (“Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement (as defined herein).

RECITALS

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated July 20, 2015 (the “Asset Purchase Agreement”);

WHEREAS, Section 2.5(a) of the Asset Purchase Agreement provides that, at the closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”), One Hundred Thousand U.S. Dollars ($100,000) shall be delivered to the Escrow Agent in immediately available funds (the “Closing Cash”); One Hundred Thousand U.S. Dollars ($100,000) shall be delivered to the Escrow Agent in immediately available funds (the “Escrow Cash”); and Six Million (6,000,000) shares of Parent’s unregistered common stock (“Common Stock”) shall be delivered to Escrow Agent (as such shares are subject to adjustment as set forth herein, the “Escrow Shares”);

WHEREAS, the Asset Purchase Agreement provides for payment to be made by Parent, on behalf of the Buyer, and such agreement contemplates the release of the Closing Cash, Escrow Cash and Escrow Shares to the Sellers upon satisfaction of certain conditions, including certain milestones to be achieved by the Sellers and the Buyers in accordance with a plan (the “Technology Integration Plan”) to integrate the technology purchased by the Buyers from the Sellers pursuant to the Asset Purchase Agreement as set forth on Annex A hereto;

WHEREAS, the Asset Purchase Agreement provides that Sellers will indemnify the Parent and Buyer and their respective shareholders, directors, officers, employees, affiliates, agents, representatives and permitted assigns with respect to any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) upon the terms and subject to the conditions provided in the Asset Purchase Agreement, and in connection with such indemnification, the remaining Closing Cash, Escrow Cash and the Escrow Shares to be delivered thereunder shall be placed in escrow pursuant to the terms and subject to the conditions of this Escrow Agreement;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under Asset Purchase Agreement, that all references in this Escrow Agreement to the Asset Purchase Agreement is for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Closing Cash, Escrow Cash and Escrow Shares in escrow, and Escrow Agent agrees to hold and distribute the Closing Cash, Escrow Cash and Escrow Shares, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1 Appointment of Escrow Agent. The Parties hereby designate and appoint Escrow Agent as their agent to receive, hold in escrow, and disburse the Closing Cash, Escrow Cash and Escrow Shares in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment.

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Section 1.2 Receipt and Deposit of the Closing Cash, Escrow Cash and Escrow Shares; Commencement of Duties; Dividends and Distributions; Certain Rights of Sellers.

(a) Receipt and Deposit of the Closing Cash, Escrow Cash and Escrow Shares; Commencement of Duties.

(i) Upon execution hereof and pursuant to the Asset Purchase Agreement, Parent shall deliver to Escrow Agent the Closing Cash, Escrow Cash and stock certificates representing the Escrow Shares registered in the name of Sellers or its designee(s) (the “Certificates”) along with written directions in connection with the deposit of the Certificates with the Escrow Agent, and Escrow Agent shall promptly acknowledge receipt of the Funds and the Certificates to the Parties and provide a copy of the Certificates to Sellers or its designee(s). Upon receipt of the Closing Cash, Escrow Cash and Escrow Shares by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence. Immediately prior to any release of the Escrow Shares to a Seller or its designee, Parent shall recalculate the number of Escrow Shares required to be deposited pursuant to the Agreement based upon the current Escrow Share Value.

(ii) The Escrow Shares shall be delivered by Parent to Escrow Agent free and clear of all liens, claims and encumbrances (except as may be created by this Escrow Agreement, the Asset Purchase Agreement). During the term hereof, Sellers will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or any portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any part of the Escrow Shares.

(b) Dividends and Distributions. All dividends and distributions declared by Parent on the Escrow Shares and payable to the shareholders of Parent of record (“Dividends and Distributions”) at any time after the date hereof until the Termination Date (as defined below), shall be payable to Sellers or its designees, as record holder of the Escrow Shares, and will not be deposited with Escrow Agent. If Parent declares a stock split, subdivision, combination, reclassification or any other change in its capital structure affecting the Escrow Shares, the certificates or other instruments relating thereto shall be immediately deposited by Parent with Escrow Agent as additional Escrow Shares to be held and distributed by Escrow Agent in accordance with this Escrow Agreement.

(c) Certain Rights of Sellers. Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in escrow, the Sellers (or its designees) shall have the right to (i) vote all Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, (ii) receive any dividends and distributions in respect of the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof, and (iii) to exercise any and all other rights of a shareholder of Parent with respect to the Escrow Shares that are not disbursed to Parent pursuant to the terms hereof.

(d) Deposit of Escrow Shares. The Parties agree that Escrow Agent, in connection with any Certificates deposited pursuant to Section 1.2(a), shall have (i) no responsibility to monitor the value of the Escrow Shares; (ii) no responsibility to collect Dividends and Distributions; (iii) no responsibility to sell or otherwise trade the Escrow Shares, and, (iv) no responsibility to ensure the legality of the issuance or registration of the Escrow Shares.

Section 1.3 Procedures with Respect to Indemnification Claims.

(a) Claim. If, at any time and from time to time from the date hereof until such date that is twelve (12) months after the Closing Date of the Asset Purchase Agreement (the “Escrow Period”), Parent and/or Buyer desires to make a claim against the Closing Cash, Escrow Cash and/or Escrow Shares pursuant to Article VII of the Asset Purchase Agreement (each, a “Claim”), Parent and/or Buyer shall deliver a written notice of the Claim (a “Claims Notice”) to Escrow Agent, with a copy to Sellers, substantially in the form attached hereto as Annex I specifying the nature of the Claim, the estimated amount of damages to which Parent and/or Buyer believes it is or may be entitled to under the Asset Purchase Agreement (the “Claimed Amount”) and Parent and/or Buyer payment delivery instructions.

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(b) Response by the Representative. Within thirty (30) calendar days after receipt by Escrow Agent of any Claims Notice (“Response Period”), Sellers shall, with respect to such Claims Notice, by notice to Parent and/or Buyer, as applicable, and Escrow Agent (a “Response Notice”) substantially in the form attached hereto as Annex II, either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which Sellers have not denied liability shall be deemed to have been conceded). If Sellers denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The Claimed Amount for which Sellers has conceded liability is referred to herein as the “Conceded Amount.” If Sellers has conceded liability for any portion of the Claimed Amount, Sellers, and Parent or Buyer (as applicable), by joint notice substantially in the form attached hereto as Annex III, shall instruct Escrow Agent to promptly deliver to Parent and/or Buyer the amount of remaining Closing Cash, Escrow Cash and/or Escrow Shares, as determined pursuant to Section 1.5 hereto, representing the Conceded Amount specified in such notice (such joint notice, the “Conceded Amount Notice”); provided, however, that if Sellers fails to deliver a Response Notice within the thirty (30) calendar day period, Sellers shall be deemed to have conceded the Claimed Amount in full (the “Deemed Concession”) (and the Claimed Amount in full of such Deemed Concession shall constitute a “Conceded Amount”) and Escrow Agent shall promptly deliver to Parent and/or Buyer the amount of remaining Closing Cash,, Escrow Cash and/or Escrow Shares, as determined pursuant to Section 1.5 hereto, representing the Conceded Amount of the Deemed Concession.

(c) Resolutions of Disputes.

(i) If Sellers has denied liability for, or otherwise disputes the Claimed Amount, in whole or in part, Sellers, Buyer and Parent, on behalf of the applicable claimant, shall attempt to resolve such dispute within thirty (30) calendar days. If the Parties resolve such dispute, they shall deliver to Escrow Agent a Conceded Amount Notice signed by all of Sellers, Buyer and Parent. Such Conceded Amount Notice shall instruct Escrow Agent to deliver to the Parent the amount, if any, of Escrow Shares agreed to by both the Parties in settlement of such dispute.

(ii) If the Parties fail to resolve such dispute within thirty (30) calendar days after receipt by Escrow Agent of the Response Notice corresponding to such dispute, the issue of liability for any such dispute with respect to Claims made pursuant to Article VII of the Asset Purchase Agreement shall be submitted to arbitration for the purposes of obtaining a final, conclusive and binding decision (the “Final Decision”). Such Final Decision shall contain the amount, if any, of the Party’s liability for the Claimed Amount as finally determined by such arbitration (the “Ordered Amount”). The arbitration shall be in conformity with and subject to the applicable rules and procedures of American Arbitration Association in New York, New York. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by the Sellers, one by the Parent and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (A) subject to the jurisdiction and venue of the arbitration in New York, NY, (B) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (C) subject to the jurisdiction of the federal courts of the United States of America or the courts of the State of New York in each case located in the County of New York, New York for the purpose of confirmation and enforcement of any award. Upon reaching the Final Decision, Buyer and Parent shall deliver to Escrow Agent a notice setting forth the Ordered Amount, and any corresponding documentation illustrating the Final Decision.

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(d) Payment of Claims.

(i) Escrow Agent shall promptly deliver the applicable amount of remaining Closing Cash, Escrow Cash or number of Escrow Shares, as determined pursuant to the provisions set forth in Section 1.5 (the “Payment Shares”), no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to Parent from the remaining Closing Cash, Escrow Cash and/or Escrow Shares: (i) following any concession of liability by Sellers, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by Sellers, the Conceded Amount; or (iii) following receipt by Escrow Agent of any Final Decision, the Ordered Amount (collectively, clauses (i) (ii) and (iii), the “Payment Events”).

(ii) Upon the occurrence of a Payment Event, in the event that Escrow Agent must deliver any Payment Shares to Parent, Escrow Agent shall return to Parent the Certificate(s) then held by Escrow Agent (the “Primary Certificate(s)”), and Parent shall deliver the Primary Certificate(s) to Equity Stock Transfer, LLC, the transfer agent of Parent (the “Transfer Agent”), with a letter of instruction and any other document required by the Transfer Agent in connection therewith, from Parent directing the Transfer Agent to: (i) cancel the Primary Certificate(s); (ii) issue a new stock certificate registered to Parent or cancel the shares representing the number of the Payment Shares, which shall be delivered by the Transfer Agent to Parent; and (iii) issue a new stock certificate, or new stock certificates, registered to Sellers or its designees representing the Escrow Shares less the Payment Shares, which shall be delivered by the Transfer Agent to Escrow Agent to be held in escrow in accordance with the terms set forth herein.

Section 1.4 Disbursements.

(a) Subject to adjustments for any disbursements made pursuant to Sections 1.4(b), (c), (d) and (e), upon receipt of joint written notice from the Parties that one or more milestones set forth in Annex A has been satisfied, Escrow Agent shall release that portion of the Closing Cash, Escrow Cash and/or Escrow Shares corresponding to such milestone(s) as set forth in Annex A.

(b) Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.6 hereof or joint written notice from the Parties, Escrow Agent shall release from the remaining Closing Cash, Escrow Cash and/or Escrow Shares to Sellers or its designees, any portion of the remaining Closing Cash, Escrow Cash and/or Escrow Shares then remaining less the aggregate Claimed Amount for all then outstanding claims for any Losses (“Outstanding Claims”) pursuant to Section VII of the Asset Purchase Agreement asserted within the Claims Period.

(c) Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Parent, the Conceded Amount in accordance with Section 1.3(b) herein.

(d) Upon receipt of a Final Decision with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to Parent, as the case may be, the Ordered Amount, if any, in accordance with Section 1.3(d)(ii) herein. Any court or arbitrator order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable.

(e) In the event that the Parties jointly instruct Escrow Agent to disburse the remaining Closing Cash, Escrow Cash and/or Escrow Shares to any party, Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.5 Value of Escrow Shares. For purposes of this Agreement and determining the applicable number of Escrow Shares to be delivered by the Escrow Agent, the value of each Escrow Share (the “Escrow Share Value”) shall be determined pursuant to Schedule 1.5 attached hereto. The number of Payment Shares to be delivered by the Escrow Agent pursuant to Section 1.3(d) shall be determined by dividing (i) the Conceded Amount or the Ordered Amount, as applicable; by (ii) the Escrow Share Value.

Section 1.6 Termination. So long as no unresolved Claims Notices remain outstanding, this Escrow Agreement shall terminate on such date as is twelve (12) months after the Closing Date of the Asset Purchase Agreement (the “Termination Date”), at which time Escrow Agent is authorized and directed to disburse the remaining Closing Cash, Escrow Cash and Escrow Shares in accordance with Section 1.4 and Section 1.5 and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

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Section 2.2 Attorneys and Agents. Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3 Reliance. Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.

Section 2.4 Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING ESCROW AGENT

Section 3.1 Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of Escrow Agent and the termination of this Escrow Agreement.

Section 3.2 Limitation of Liability. ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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Section 3.3 Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. The Parties agree that Parent will pay the fees, expenses or other amounts owed to Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. Escrow Agent shall not, and is not granted, any lien upon the Escrow Shares with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the remaining Closing Cash, Escrow Cash and/or Escrow Shares until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the remaining Closing Cash, Escrow Cash and/or Escrow Shares, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the remaining Closing Cash, Escrow Cash and/or Escrow Shares, in which event Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the remaining Closing Cash, Escrow Cash and/or Escrow Shares and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent. The Parent and Buyer agree to look to the remaining Closing Cash, Escrow Cash first and the Escrow Shares second with respect the fulfillment of any indemnification obligations of Sellers under the Asset Purchase Agreement.

Section 3.6 Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow; Compliance with Legal Orders. In the event that any remaining Closing Cash, Escrow Cash and/or Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the remaining Closing Cash, Escrow Cash and/or Escrow Shares, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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Section 3.8 Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

(a) If to Sellers, to:

Adaptive Flight, Inc.

3041 Hallman Circle

Marietta, GA 30064

Fax:

Attention: Henrik Christophersen

With a copy (which shall not constitute notice) to:

Siavage Law Group, LLC

1360 Peachtree Street, Suite 1500

Atlanta, Georgia 30309

Fax: 404-351-5280

Attention: Michael Siavage

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(b) If to Buyer or Parent, to:

Drone Aviation Corp

11651 Central Parkway, #118

Jacksonville, FL 32224

PH: (904) 834-4400

Fax: (904) 834-4360

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Fax: (212) 930-9725

Attention: Harvey Kesner, Esq.

(c) If to Escrow Agent:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor 10006

Fax: (212) 930-9725

Attention: Harvey Kesner, Esq.

With a copy to Sellers, if Parent is giving the Notice to Escrow Agent

With a copy to Parent, if Sellers is giving the Notice to Escrow Agent

Section 4.4 Governing Law. This Escrow Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Escrow Agreement will be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Escrow Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association in New York, NY. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by the Sellers, one by the Parent and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (a) subject to the exclusive jurisdiction and venue of the arbitration in New York County, City of New York, State of New York (b) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (c) subject to the jurisdiction of both of the federal courts of the United States of America or the courts of the State of New York for the purpose of confirmation and enforcement of any award.

Section 4.5 Entire Agreement. This Escrow Agreement, together with the Asset Purchase Agreement, sets forth the entire agreement and understanding of the Parties related to the Closing Cash, Escrow Cash and/or Escrow Shares.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

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Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

BUYER	PARENT
Drone AFS Corp.	DRONE AVIATION CORP.

By: /s/ Felicia Hess	By: /s/ Felicia Hess
Name: Felicia Hess	Name: Felicia Hess
Title: Chief Executive Officer and Director	Title: Chief Executive Officer, President and Director

SELLERS
ADAPTIVE FLIGHT, INC.

/s/ Henrik B. Christophersen
By: Henrik B. Christophersen
Title: Chief Executive Officer

/s/ Henrik B. Christophersen
Name: Henrik B. Christophersen

/s/ Eric N. Johnson
Name: Eric N. Johnson

/s/ Robert Wayne Pickell
Name: Robert Wayne Pickell

Escrow Agent
SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:
Title:

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Annex A-1

Milestones as Conditions to Release of Closing Cash, Escrow Cash and Escrow Shares

Upon the occurrence of the following, the Closing Cash shall be released in accordance with the Seller’s instruction:

a.	the Buyer and Escrow Agent receive and approve the written instruction of the Seller instructing the Escrow Agent to make payment(s) to be applied towards effectuating the Technology Integration Plan and towards AFI’s liabilities, including but not limited to all amounts owed by AFI to the property owner of the facilities rented by AFI.

Upon the occurrence of the following milestones (the “Milestones”), the Escrow Cash shall be released to the Sellers:

b.	the Buyer receives proof of all Third Party consents required to authorize the assignment to and assumption by the Buyer of the Purchased Contracts, including, without limitation, consent from Georgia Tech Research Corporation, and/or its affiliates (“Georgia Tech”), to the assignment and assumption to and by the Buyer, of all license agreements between the Sellers and Georgia Tech (the “License Agreements”) and Georgia Tech’s consent to the sublicense of the License Agreements to Lighter Than Air Systems Corp., a wholly-owned subsidiary of Parent; and
c.	the Buyer receives exclusive, no-cost and perpetual license agreements to all contributing intellectual property included in or related to the Assets duly executed by each of Embedded System Design, Michael Cancienne, Wayne Pickell, Henrik Christophersen and Eric Johnson; and
d.	the completion, in its entirety, of the Technology Integration Plan, attached hereto as Annex A-2, which plan was developed by Eric Johnson, on behalf of the Sellers, and Kevin Hess, on behalf of the Buyer.

2.	If Sellers fail to obtain Georgia Tech’s consent as set forth in the milestone above, all Escrow Cash shall be returned to Parent and Sellers shall grant a sublicense of the License Agreements to Buyer (the “Contingency Sub License”), subject to, to the extent needed, Georgia Tech Research Corporation approval, which approval Sellers agree to use its best efforts to obtain, and Sellers shall be responsible for all costs and fees required to grant such Contingency Sub License to the Buyer. The Closing Cash shall be deemed to be full payment towards the license fees contemplated in the License Agreements in order to grant the Contingency Sub License.

3.	If the Milestones have not been met, all remaining Escrow Cash shall be released to the Parent upon termination of this Escrow Agreement and all Assets shall be returned to AFI.

Upon the occurrence of the following, the Escrow Shares shall be released to the Sellers or Sellers’ designees (subject to the Lockup Agreement):

1.	If all of the Milestones have been met, one-half (1/2) of the Escrow Shares shall be immediately released to the Sellers (the date of such release shall be referred to herein as the “Milestone Share Release”).

2.	If the Milestones have been met, all remaining Escrow Shares shall be released to the Sellers upon termination of this Escrow Agreement.

3.	If the Milestones have not been met, all Escrow Shares shall be released to the Parent upon termination of this Escrow Agreement and the Assets shall be returned to AFI.

11

EXHIBIT A-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Parent.

Name / Title	Specimen Signature

_____________________________
Signature

12

EXHIBIT A-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signature shown below is the specimen signature of the individual who have been designated as the authorized representative of Sellers and is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Sellers.

Name / Title	Specimen Signature

Signature

Agreed and Acknowledged By:

SELLERS
ADAPTIVE FLIGHT, INC.

By: Henrik B. Christophersen
Title: Chief Executive Officer

Name: Henrik B. Christophersen

Name: Eric N. Johnson

Name: Robert Wayne Pickell

13

Annex I

CLAIMS NOTICE

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Fax: (212) 930-9725

Attention: Harvey Kesner, Esq.

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of July 20, 2015, by and among Drone AFS Corp., a Nevada corporation (the “Buyer”), Drone Aviation Holding Corp., a Nevada corporation (“Parent”), and Adaptive Flight, Inc., a Georgia corporation, and the contributors of Adaptive Flight, Inc. identified on the signature page of the Escrow Agreement (collectively, the “Sellers”), and Sichenzia Ross Friedman Ference LLP, as escrow agent (“Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that Parent and Buyer are or may be entitled to indemnification pursuant to Article VII of the Asset Purchase Agreement in an amount equal to $_______ (the “Claimed Amount”). Parent and Buyer further certify that the nature of the Claim is as follows: [__________].

Unless you receive a Response Notice from Sellers conceding liability, there is a Deemed Concession or a Conceded Amount Notice from both Sellers and Parent, you shall not make any payment to Parent.

Dated: _______, 20__.

Drone Aviation Holding Corp.

By: ________________________________

cc: Sellers

14

Annex II

RESPONSE NOTICE

Drone Aviation Corp

11653 Central Parkway, #209

Jacksonville, FL 32224

Fax: (727) 388-8361

Attention: Dan Erdberg

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Fax: (212) 930-9725

Attention: Harvey Kesner, Esq.

Ladies and Gentlemen:

The undersigned (“Sellers”), pursuant to Section 1.3(b) of the Escrow Agreement, dated as of July 20, 2015 by and among the Sellers, Drone AFS Corp., a Nevada corporation (the “Buyer”), Drone Aviation Holding Corp., a Nevada corporation (“Parent”), and Sichenzia Ross Friedman Ference LLP, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) concedes liability [in whole for] [in part in respect of $____ of] the Claimed Amount (the “Conceded Amount”), referred to in the Claims Notice dated ________, 20__ pursuant to Article VII of the Asset Purchase Agreement; [and] [or]

(b) denies liability [in whole for] [in part in respect of $____ of] the Claimed Amount referred to in the Claims Notice dated _________, 20__ pursuant to Article VII of the Asset Purchase Agreement.

Attached hereto is a description of the basis for the foregoing.

Dated: _______, 20__.

SELLERS

By: ________________________________________

cc: Drone AFS Corp. and Drone Aviation Holding Corp.

15

Annex III

CONCEDED AMOUNT NOTICE

Drone Aviation Corp

11653 Central Parkway, #209

Jacksonville, FL 32224

Fax: (727) 388-8361

Attention: Dan Erdberg

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Fax: (212) 930-9725

Attention: Harvey Kesner, Esq.

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3[(b) or (c)] of the Escrow Agreement, dated as of July 20, 2015, by and among Drone AFS Corp., a Nevada corporation (the “Buyer”), Drone Aviation Holding Corp., a Nevada corporation (“Parent”), Adaptive Flight, Inc., a Georgia corporation, and the contributors of Adaptive Flight, Inc. identified on the signature page of the Escrow Agreement (collectively, the “Sellers”) and Sichenzia Ross Friedman Ference LLP, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a) certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[________] (the “Conceded Amount”) is owed to [________]; and

(b) instruct you to promptly pay to [________] from the Escrow Shares $_______ [insert amount pursuant to paragraph (a)] as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated: _______, 20__.

Drone Aviation Holding Corp.

By: _____________________________

SELLERS

By: _____________________________

16

SCHEDULE 1.5

ESCROW SHARE VALUE

“Determination Date” shall mean (i) the date of the Conceded Amount Notice; (ii) the date of the Deemed Concession; (iii) the date of the Final Decision, (iv) the date of the Milestone Share Release or (v) the Termination Date, as applicable.

The Escrow Share Value shall be equal to the average closing price as reported on the OTC Markets for the Common Stock during the fifteen (15) Trading Days prior to the Determination Date.

Upon the Termination Date, if the sum of (i) the Escrow Share Value of the Escrow Shares previously released to Sellers upon the date of the Milestone Share Release and (ii) the Escrow Share Value of the Escrow Shares to be released to Sellers on the Termination Date is less than $1,400,000.00 (minus the Escrow Share Value of any Escrow Shares released to Parent pursuant to indemnification claim(s) of Parent and/or Buyer hereunder) (such aggregate value to be referred to herein as the “Termination Date Aggregate Share Value”), Parent will issue an additional number of unregistered shares of common stock of Parent to Sellers as needed to provide Sellers with the Termination Date Aggregate Share Value; provided however, that in no event shall Parent be required to issue more than an additional 2,000,000 shares of unregistered common stock of Parent to Sellers pursuant to this paragraph.